                                                                 Exhibit 2.6





                               STOCK PURCHASE AGREEMENT

                            dated as of November 22, 1996

                                     by and among

                                Revere Holding Corp.;

                    Merrill Lynch Capital Appreciation Partnership
                                  No. B-XXVII, L.P.;
                       ML Offshore LBO Partnership No. B-XXVII;
                               ML IBK Positions, Inc.;
                             MLCP Associates L.P. No. IV;
                           Merrill Lynch KECALP L.P. 1994;

                                The Other Stockholders
                                      Listed on
                             the Signature Pages Hereto;

                                         and

                               Universal Outdoor, Inc.

                                  TABLE OF CONTENTS


                                                                           PAGE


                                      ARTICLE I

                                 Certain Definitions
                                 -------------------

Section 1              Definitions                                           1




                                      ARTICLE II

                             Sale of Securities; Closing
                             ---------------------------

Section 1             Purchase and Sale                                      7
Section 2             Time and Place of Closing                              7



                                     ARTICLE III

                    Representations and Warranties of the Company
                    ---------------------------------------------

Section 1     Incorporation; Authorization; etc.                             8
Section 2     Capitalization; Structure                                      9
Section 3     Financial Statements                                          10
Section 4     Undisclosed Liabilities                                       11
Section 5     Absence of Certain Changes                                    11
Section 6     Properties                                                    12
Section 7     Litigation; Orders                                            13
Section 8     Compliance with Laws; Permits                                 13
Section 9     Material Contracts                                            14
Section 10    Taxes..                                                       15
Section 11    ERISA........                                                 16
Section 12    Environmental Matters                                         18
Section 13    Transactions with Affiliates                                  20
Section 14    Brokers, Finders, etc.                                        20
Section 15    Patents, Trademarks and Copyrights                            21
Section 16    Insurance                                                     21
Section 17    Labor Agreements                                              21

                                      ARTICLE IV

                    Representations and Warranties of the Sellers
                    ---------------------------------------------


Section 1     Authority and Related Matters . . . . . . . . . . . . . . .   22
Section 2     Brokers, Finders, etc.  . . . . . . . . . . . . . . . . . .   24


                                      ARTICLE V

                       Represenatatios and Warranties of Buyer
                       ---------------------------------------

Section 1     Incorporation; Authorization; etc.                            25
Section 2     Brokers, Finders, etc.                                        26
Section 3     Approvals, Other Authorizations,
                Consents, Reports, etc.                                     26
Section 4     Acquisition of Securities for Investment.                     26
Section 5     Litigation                                                    26
Section 6     Financial Capability                                          27


                                      ARTICLE VI

                     Covenants of the Company, Sellers and Buyer
                     -------------------------------------------


Section 1     Investigation of Business; Access to
                Properties and Records                                      27
Section 2     Efforts; Obtaining Consents                                   28
Section 3     Further Assurances                                            29
Section 4     Conduct of Business                                           30
Section 5     Public Announcements                                          32
Section 6     Non-Solicitation of Employees                                 33
Section 7     Stockholders Agreement                                        33
Section 8     Management Notes                                              33
Section 9     Company Option Plan                                           33
Section 10    Repayment of Indebtedness                                     34
Section 11    Directors' and Officers'
                Indemnification                                             34
Section 12    No Shop                                                       35
Section 13    Schedule Delivery                                             35
Section 14    Working Capital                                               35


                                     ARTICLE VII

                      Conditions of Buyer's Obligation to Close
                      -----------------------------------------

Section 1     Representations and Warranties;
                Covenants                                                   36
Section 2     Filings; Consents; Waiting Periods                            37
Section 3     No Injunction                                                 37
Section 4     Resignations of Directors                                     37
Section 5     Share Certificates                                            37
Section 6     Evidence of Indebtedness                                      37
Section 7     Working Capital                                               37
Section 8     Officer's Certificate                                         37
Section 9     Company Affidavit                                             38


                                     ARTICLE VIII

                      Conditions to Sellers' Obligation to Close
                      ------------------------------------------


Section 1     Representations and Warranties;
                Covenants                                                   38
Section 2     Filings; Consents; Waiting Periods                            38
Section 3     No Injunction                                                 38
Section 4     Purchase Price                                                39

                                      ARTICLE IX

                                     Termination
                                     -----------

Section 1     Termination . . . . . . . . . . . . . . . . . . .             39
Section 2     Procedure and Effect of Termination . . . . . . .             39


                                      ARTICLE X

                                    Miscellaneous
                                    -------------

Section 1     Survival Periods . . . . . . . . . . . . . . . . .            40
Section 2     Counterparts . . . . . . . . . . . . . . . . . . .            40
Section 3     Governing Law  . . . . . . . . . . . . . . . . . .            40
Section 4     Entire Agreement . . . . . . . . . . . . . . . . .            40
Section 5     Expenses . . . . . . . . . . . . . . . . . . . . .            41
Section 6     Notices  . . . . . . . . . . . . . . . . . . . . .            41
Section 7     Successors and Assigns . . . . . . . . . . . . . .            42
Section 8     Amendments and Waivers . . . . . . . . . . . . . .            43
Section 9     No Implied Representation  . . . . . . . . . . . .            43
Section 10    Construction of Certain Provisions . . . . . . . .            43
Section 11    Headings; Definitions  . . . . . . . . . . . . . .            44
Section 12    Interpretation . . . . . . . . . . . . . . . . . .            44
Section 13    Reasonable Consent Required. . . . . . . . . . . .            44

                                      SCHEDULES

Schedule 2.1       Stock and Option Ownership of Revere Holding Corp.
Schedule 3.1       Conflicts; Company Filings
Schedule 3.2       Subsidiaries
Schedule 3.3       Financial Statements
Schedule 3.4       Liabilities
Schedule 3.5       Conduct of Business
Schedule 3.6       Encumbrances
Schedule 3.7       Litigation
Schedule 3.8       Permits
Schedule 3.9       Material Contracts
Schedule 3.10      Tax Matters
Schedule 3.11      Employee Matters
Schedule 3.12      Environmental Matters
Schedule 3.13      Transactions with Affiliates
Schedule 4.1       Seller Filings
Schedule 5.1       Conflicts
Schedule 5.3       Buyer Filings
Schedule 6.4(b)    Conduct of Business
Schedule 7.2       Buyer's Filings; Consents
Schedule 8.2       Sellers' Filings; Consents

                               STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of November 22, 1996, is by and among Revere Holding Corp., a Delaware corporation (the "COMPANY"); Merrill Lynch Capital Appreciation Partnership No. B-XXVII, L.P., ML Offshore LBO Partnership No. B-XXVII, ML IBK Positions, Inc., MLCP Associates L.P. No. IV, Merrill Lynch KECALP L.P. 1994 (collectively, the "ML INVESTORS"); Dale Lang, Robert Olney, James Gibson, Ronald Jensen, Robert McLachlin, Daniel Schulte, Harrison McCawley, Charles Marino, James Lloyd, Gary White, Raul Guzman, Harry Adams, Jr., Dennis Weller, Todd Schwartzrock, Patrick Sherry, Michael Quade and Sandy Petersen (collectively, the "MANAGEMENT INVESTORS" and, together with the ML Investors, "SELLERS"); and Universal Outdoor, Inc., an Illinois corporation ("BUYER").

         WHEREAS, Sellers, collectively, own all of the outstanding Securities (as defined herein) of the Company and all of the outstanding options to purchase Securities of the Company; and

         WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, 100% of the outstanding Securities upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, the parties hereto agree as follows:

                                      ARTICLE I

                                 CERTAIN DEFINITIONS


    Section 1 DEFINITIONS. As used in this Agreement the following terms shall have the following respective meanings:

         "AFFILIATE" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such first Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

         "AFFILIATED GROUP" shall have the meaning set forth in Section 3.10(a) hereof.

         "AGREEMENT" shall have the meaning set forth in the Preamble hereof.

         "BALANCE SHEET" shall have the meaning set forth in Section 3.3 hereof.

         "BUSINESS CONDITION" shall mean, with respect to any Person, the business, properties, assets, results of operations or condition (financial or otherwise) of such Person.

         "BUYER" shall have the meaning set forth in the Preamble hereof.

         "CLAIMS" shall have the meaning set forth in Section 3.12 hereof.

         "CERCLA" shall have the meaning set forth in Section 3.12 hereof.

         "CLOSING" shall mean the consummation of the transactions contemplated by Section 2.1 of this Agreement.

         "CLOSING DATE" shall mean the later of (i) the third business day after expiration or termination of all waiting periods prescribed under the HSR Act, and (ii) the date on which the conditions set forth in Articles VII and VIII shall be satisfied or duly waived; or if Sellers and Buyer mutually agree on a different date, the date upon which they have mutually agreed.

         "CODE" shall have the meaning set forth in Section 3.10(a) hereof.

         "COMMON STOCK" shall mean the Common Stock, par value $.01 per share, of the Company.

         "COMPANY" shall have the meaning set forth in the Preamble hereof.

         "COMPANY PROPERTY" shall have the meaning set forth in Section 3.12 hereof.

         "CREDIT AGREEMENT" shall mean the Credit Agreement, dated as of December 20, 1994, by and among the Company, Revere Acquisition Corp., the several lenders from time to time party thereto and Canadian Imperial Bank of Commerce, New York Agency, as Agent, as amended.

         "DECEMBER 31 FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.3 hereof.

         "ENCUMBRANCES" shall have the meaning set forth in

Section 3.12 hereof.

         "ENVIRONMENTAL CLAIMS" shall have the meaning set forth in Section
3.12 hereof.

         "ENVIRONMENTAL LAW" shall have the meaning set forth in Section 3.12 hereof.

         "ERISA" shall have the meaning set forth in Section 3.11(a) hereof.

         "ERISA AFFILIATE" shall have the meaning set forth in Section 3.11(a) hereof.

         "FINANCIAL STATEMENTS" shall have the meaning set forth in Section
3.3 hereof.

         "GAAP" shall have the meaning set forth in Section 3.3 hereof.

         "GOVERNMENT CONSENTS" shall have the meaning set forth in Section 6.2(a) hereof.

         "GOVERNMENT FILINGS" shall have the meaning set forth in Section 6.2(a) hereof.

         "HAZARDOUS MATERIALS" shall have the meaning set forth in Section
3.12 hereof.

         "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INDEBTEDNESS" shall mean (i) all indebtedness of such Person for borrowed money, (ii) the face amount of all letters of credit issued for the account of the Company or its Subsidiaries and, without duplication, all drafts thereunder, (iii) all net obligations of the Company or its Subsidiaries under interest rate swap agreements, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in interest rates, and (iv) any guarantee by the Company or its Subsidiaries of any Indebtedness, leases, dividends or other material payment obligations of any other Person (other than the Company and its Subsidiaries).

         "LIABILITIES" shall have the meaning set forth in

Section 3.4 hereof.

         "MAJORITY SELLERS" shall mean Sellers holding in excess of 50% of the outstanding Securities.

         "MANAGEMENT INVESTORS" shall have the meaning set forth in the Preamble hereof.

         "MANAGEMENT NOTE" shall mean each Non-Recourse Secured Promissory Note, dated December 20, 1994, executed by a Management Investor indicated on
Schedule 2.1 in favor of the Company, as amended.

         "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the Business Condition of the Company and its Subsidiaries considered as one enterprise or a material impairment or delay of the Stock Purchase.

         "MATERIAL LEASES" shall have the meaning set forth in Section 3.9(a) hereof.

         "MERRILL LYNCH" shall have the meaning set forth in Section 3.14 hereof.

         "ML INVESTORS" shall have the meaning set forth in the Preamble hereof.

         "MLCP" shall mean Merrill Lynch Capital Partners, Inc., a Delaware corporation.

         "MULTIEMPLOYER PENSION PLAN" shall have the meaning set forth in
Section 3.11(a) hereof.

         "NATIONAL" shall have the meaning set forth in Section 3.10(a) hereof.

         "NON-VOTING COMMON STOCK" shall mean the Non-Voting Common Stock, par value $.01 per share, of the Company.

         "OBLIGATIONS" shall have the meaning given in the Credit Agreement.

         "OPTION" shall mean any outstanding option to purchase shares of Common Stock granted under the Option Plan.

         "OPTION PLAN" shall mean the Management Stock Option Plan of the Company, dated December 20, 1994, as amended.

         "PBGC" shall have the meaning set forth in Section

3.11(a) hereof.

         "PERMITS" shall have the meaning set forth in Section 3.8 hereof.

         "PERSON" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or other form of business or legal entity.

         "PLANS" shall have the meaning set forth in Section 3.11(a) hereof.

         "REAL PROPERTIES" shall have the meaning set forth in Section 3.6 hereof.

         "RELEASE" shall have the meaning set forth in Section 3.12 hereof.

         "REVOLVING CREDIT COMMITMENTS" shall have the meaning given in the Credit Agreement.

         "SECURITIES" shall mean the outstanding shares of Common Stock and the Non-voting Common Stock, collectively.

         "SELLERS" shall have the meaning set forth in the Preamble hereof.

         "SEPTEMBER 30 FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.3 hereof.

         "SHARE PURCHASE PRICE" shall mean the amount obtained by dividing
(i) $130,000,000 (x) minus the sum of (A) the amount of principal (including prepayment penalties, if any) outstanding immediately prior to the Closing under the Credit Agreement, under the note to Dana Hogan dated March 27, 1996 in the original principal amount of $1,645,500, and under any additional indebtedness for money borrowed outstanding as of the Closing incurred by the Company and its Subsidiaries after the date hereof, (B) Accrued Interest (as calculated in accordance with GAAP) outstanding as of the Closing in excess of $331,000, (C) the amount of capitalized leases as of the Closing calculated in accordance with GAAP, (D) bonus payments payable to the Chief Executive Officer and the Chief Financial Officer of the Company in connection with the consummation of the transactions contemplated hereby pursuant to Section 4(b) of each of their employment agreements listed on
Schedule 3.11
and the cash severance obligations payable to the Chief Executive Officer of the Company pursuant to Section 7(b) of his employment agreement listed on
Schedule 3.11, in each case, that remain payable following the Closing, (E) $4,000,000, (F) any unpaid cash amounts required as of the Closing to be paid for the remainder of the term under the Revere Consulting Group Consulting Agreement listed on Schedule 3.11 and (G) the fees of Merrill Lynch and Wachtell, Lipton, Rosen & Katz payable in connection with the consummation of the transactions contemplated hereby that remain payable following the Closing, and (y) plus the sum of (1) the Company's and its Subsidiaries' cash and cash equivalents (including such amounts held in escrow and bonds posted relating to potential tax liabilities) as of the Closing and (2) any amounts to be set-off pursuant to Section 6.8, by (ii) the total number of Securities issued and outstanding as of the Closing (as set forth on the Updated Capitalization Schedule after giving effect to any theretofore properly exercised Options).

         "STOCK PLEDGE AGREEMENT" shall mean each Stock Pledge Agreement, dated December 20, 1994, by and between the Company and a Management Investor who has executed a Management Note, as amended.

         "STOCK PURCHASE" shall mean the acquisition by Buyer of all of the outstanding Securities, and the payments contemplated by Section 6.9(a) in respect of Options, as of the Closing Date, as contemplated by this Agreement.

         "STOCKHOLDERS' AGREEMENT" shall mean the Stockholders' Agreement, dated as of December 20, 1994, by and among the Company, the management investors listed in Schedule 1 thereto and the stockholders listed in
Schedule 2 thereto, as amended.

         "SUBSIDIARY" shall mean each subsidiary of the Company listed on
Schedule 3.2 hereto.

         "TAX RETURN" shall have the meaning set forth in Section 3.10(c) hereof.

         "TAXES" shall have the meaning set forth in Section 3.10(b) hereof.

         "TRANSACTION TAXES" shall have the meaning set forth in Section 10.5 hereof.

         "UPDATED CAPITALIZATION SCHEDULE" shall have the meaning set forth in Section 6.13 hereof.

         "WARN ACT" shall have the meaning set forth in Section 3.17(b) hereof.

         "WELFARE BENEFIT PLANS" shall have the meaning set forth in Section 3.11(a) hereof.

         "WITHHOLDING TAX" shall have the meaning set forth in Section 6.9(b) hereof.

         "WORKING CAPITAL" shall have the meaning set forth in Section 6.14.

         "WORKING CAPITAL SCHEDULE" shall have the meaning set forth in
Section 6.14.


                                      ARTICLE II

                             SALE OF SECURITIES; CLOSING


         Section 1 PURCHASE AND SALE. (a) On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, at the Closing the Sellers shall sell, assign and transfer, and the Buyer shall purchase from the Sellers, all of the Securities. In payment for the Securities, simultaneously with the delivery by Sellers of certificates representing such Securities, with appropriate stock powers attached, properly signed, Buyer will pay to each Seller the Share Purchase Price per share of Common Stock and per share of Non-voting Common Stock (as set forth on Schedule 2.1 hereto and giving effect to the exercise of any Options after the date hereof and prior to the Closing) held by each such Seller as of the Closing (net of any amounts to be set-off pursuant to Section 6.8 hereof), in addition to making the payment to the Sellers contemplated by Section 6.9(a) hereof. All payments shall be made on the Closing Date by wire transfer of immediately available funds to the accounts to be designated by each Seller in writing to Buyer at least one day prior to the Closing Date. If the Closing does not occur, all payments shall be repaid, all certificates shall be returned to the Person possessing such certificates prior to the Closing, and the transactions shall be deemed not to have occurred.

         Section 2 TIME AND PLACE OF CLOSING. The Closing shall take place on the Closing Date at 10:00 A.M., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019.


                                 ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby represents and warrants to Buyer as follows:

         Section 1 INCORPORATION; AUTHORIZATION; ETC. (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, and is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to have such power or authority, to be in good standing or to be duly qualified to transact business, would not, individually or in the aggregate, have a Material Adverse Effect. The copies of the certificate of incorporation and by-laws (in each case, together with all amendments thereto) of the Company and each of its Subsidiaries which have been previously delivered or made available to Buyer are true, correct and complete.

         (b) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of the Company's obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings or actions on the part of the Company, its Board of Directors or stockholders are necessary therefor. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, (ii) except as disclosed in Schedule 3.1 hereto, and except as provided in the Credit Agreement, violate or conflict with any provision of, or be an event that is (or with the passage of time will result in) a violation or conflict of, or result in the termination or acceleration of or entitle any party to terminate or accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or constitute a default (with or without notice or lapse of time, or both), or result in (or with notice or the passage of time would result in) the imposition of any lien upon or the creation of a security interest in any of the Company's or any of its Subsidiaries' assets or properties pursuant to, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which the Company or any of its Subsidiaries is a party or by which any of them or their assets are bound, or (iii) except as described in Section 3.1(c) hereof or as listed on Schedule 3.1 hereto, violate or conflict with any law, order, judgment, injunction, decree, ordinance, regulation or ruling of any governmental authority to which the Company or any of its Subsidiaries is subject, except for those that, in the case of clauses (ii) and (iii) would not, individually or in the aggregate, have a Material Adverse Effect. This Agreement has been duly executed and delivered by the Company, and, assuming the due execution hereof by Buyer, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.

         (c) No registrations, filings, applications, notices, consents, approvals, orders, qualifications, authorizations or waivers are required to be made, filed, given or obtained by the Company or any of its Subsidiaries (or, by reason of facts pertaining to the Company or its Subsidiaries, on the part of Buyer) with, to or from any Persons (including governmental authorities) in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) those set forth on Schedule 3.1, (ii) filings under the HSR

Act, (iii) those that become applicable solely as a result of the specific regulatory status of Buyer or its Affiliates, or (iv) those that the failure to make, file, give or obtain would not, individually or in the aggregate, have a Material Adverse Effect.

         Section 2 CAPITALIZATION; STRUCTURE. (a) The authorized capital stock of the Company consists of (i) 5,000,000 shares of Common Stock of which (v) 3,500,000 shares are issued and outstanding as of the date hereof,
(w) 150,000 shares are held in the Company's treasury, (x) 360,000 shares have been reserved for issuance upon exercise of Options, (y) 331,964 shares are subject to Options outstanding as of the date hereof and (z) 172,707.29 shares are issuable upon conversion of shares of Non-voting Common Stock; and
(ii) 173,459 shares of Non-voting Common Stock, of which (a) 172,707.29 shares are issued and outstanding as of the date hereof and (b) 750.86 shares are held in the Company's treasury. All of the outstanding shares of Common Stock and Non-voting Common Stock are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights.
 Schedule 3.2 contains a true and complete list of all entities in which more than 50% of the voting stock or other voting equity interests are owned, directly or indirectly, by the Company. Except as otherwise set forth on
Schedule 3.2 hereto, all of the outstanding shares of capital stock or other equity interests of each of the Company's Subsidiaries have been validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive rights and are owned by the Company and/or one or more of its Subsidiaries free and clear of all mortgages, pledges, liens, claims, charges, security interests, options, hypothecations, easements, restrictions (on transfer, voting or otherwise) or conditional sale or other like restriction agreements, or other encumbrances ("ENCUMBRANCES"). Except as set forth in this Section 3.2 and as set forth on Schedule 3.2 hereto, there are no outstanding options, warrants, calls, commitments, securities, agreements or other rights of any kind to acquire, or any securities which upon conversion, exchange or exercise would require or give any Person the right to require the issuance, sale or transfer of, or obligations to issue, sell or transfer, shares of capital stock of any class of, or other debt obligations of or equity interests in, the Company or of any of its Subsidiaries which have been issued, granted or entered into by the Company or any of its Subsidiaries. Except for the Subsidiaries or as set forth on
Schedule 3.2 hereto, none of the Company or any Subsidiary owns any capital stock or eq-uity interest in any other entity.

         (b) Schedule 2.1 sets forth the amount of each class of capital stock of the Company held by each Seller and, with respect to the Options, the exercise price and number of shares of capital stock of the Company issuable upon exercise thereof. None of the Options listed on Schedule 2.1 have expired as of the date hereof.

         Section 3 FINANCIAL STATEMENTS. Set forth on Schedule 3.3 are true and complete copies of (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1995 (including the notes thereto) (the "DECEMBER 31 FINANCIAL STATEMENTS"), together with the Report of Independent Accountants thereon; and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 1996 (the "BALANCE SHEET") and the unaudited consolidated statement of operations of the Company and its Subsidiaries for the nine months ended September 30, 1996 (collectively, with the Balance Sheet, the "SEPTEMBER 30 FINANCIAL STATEMENTS" and together with the December 31 Financial Statements, the "FINANCIAL STATEMENTS"). The Financial Statements are in accordance, in all material respects, with the books and records of the Company and its Subsidiaries as of the dates and for the periods indicated, have been prepared, in all material respects, in conformity with the practices consistently applied by the Company and its Subsidiaries in the immediately preceding fiscal periods and present fairly the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries, for the periods or as of the dates set forth therein, in each case in conformity with United States generally accepted accounting principles consistently applied ("GAAP"), subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, the effect of which, in the aggregate, will not be material.

         Section 4 UNDISCLOSED LIABILITIES. Except as set forth on Schedule 3.4, neither the Company nor any of its Subsidiaries has any outstanding claims, liabilities or indebtedness (whether accrued, absolute, contingent or otherwise, and whether due or to become due) ("LIABILITIES"), except (i) Liabilities disclosed in the September 30 Financial Statements; (ii) amounts of indebtedness outstanding under the Credit Agreement; (iii) Liabilities incurred after September 30, 1996 in the ordinary course of business; and (iv) Liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.

         Section 5 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the September 30 Financial Statements or on Schedule 3.5, since December 31, 1995: (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and there has been no material adverse change in the Business Condition of the Company and its Subsidiaries considered as one enterprise except for (i) any change resulting from general economic, financial or market conditions and (ii) any change resulting from conditions or circumstances generally affecting the businesses in which the Company and/or its Subsidiaries operate, (b) there has been no physical damage, destruction or loss that would, after taking into account any insurance recoveries payable in respect thereof, have a Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any action of the type described in paragraphs (i), (iii), (iv), (vi), (vii),
(ix), (x), (xi), (xii), (xiii), (xv) or (xvi) of Section 6.4(b) or agreed, committed or resolved to take any such actions.

         Section 6 PROPERTIES. With the exception of properties disposed of in the ordinary course consistent with past practice since the date of the Balance Sheet, except as set forth on Schedule 3.6, the Company or one of its Subsidiaries has good and marketable title to, or holds by valid and existing lease or license, free and clear of all Encumbrances, each piece of real and personal property capitalized on or included in the Balance Sheet and each piece of real and personal property acquired by the Company or any of its Subsidiaries since the date of the Balance Sheet that would, had it been acquired prior to such date, be capitalized on or included in the Balance Sheet, except in any of the foregoing cases for such imperfections of title or Encumbrances as (i) are reflected or reserved against in the Balance Sheet, (ii) arise out of taxes or general or special assessments not in default and payable without penalty or interest or the validity of which are being contested in good faith by appropriate proceedings, or (iii) would not, individually or in the aggregate, have a Material Adverse Effect. The Company and the Subsidiaries own or otherwise have the right to use all property (real, personal or intangible) now used in the operation of their business or the use of which is required for the operation of their business as operated at the date of this Agreement, except for such property, the failure of which to own or have the right to use would not, individually or in the aggregate, have a Material Adverse Effect. The properties subject to Material Leases and the material owned real properties of the Company and its Subsidiaries are collectively referred to herein as the "REAL PROPERTIES." None of the Company or any Subsidiary has received any written notice advising it of any material general or special assessment relating to any of the Real Properties. There are no material structural defects in any of the buildings, structures or other improvements constituting part of the Real Properties nor any material defects in any system supporting such building, structure or improvement, which in any such case would have a Material Adverse Effect. Except as disclosed in Schedule 3.6, to the knowledge of the Company, no condemnation or eminent domain proceeding against any Real Property is pending or threatened. Except as set forth in Schedule 3.6, to the knowledge of the Company, no other party to any Material Lease has stated in writing that it intends to terminate its relationship thereunder.

         Section 7 LITIGATION; ORDERS. Except as set forth on Schedule 3.7, there are no lawsuits, actions, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or to the knowledge of the Company, the Sellers, that would, individually or in the aggregate, have a Material Adverse Effect or which, as of the date hereof, seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby. Except as set forth on Schedule 3.7, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against the Company or any of its Subsidiaries or any of their respective properties, assets or businesses, or to the knowledge of the Company, the Sellers, that would, individually or in the aggregate, have a Material Adverse Effect.

         Section 8 COMPLIANCE WITH LAWS; PERMITS. Each of the Company and its Subsidiaries is in compliance with, and, to the knowledge of the Company, is not under governmental investigation with respect to and has not been threatened in writing to be charged with or given notice in writing that the continued operation of any assets does or will violate, applicable laws, rulings, injunctions, ordinances, regulations, orders, judgments and decrees of any federal, state or local governmental authority, except for such failures to comply or violations that would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 3.8, (i) the Company and its Subsidiaries hold, own and possess all governmental, regulatory and other filings, licenses, permits, approvals, registrations, consents, franchises and concessions (collectively, "PERMITS") as are necessary for the ownership or occupancy of the property and assets and conduct of the business of the Company and its Subsidiaries as currently conducted, except for such Permits which the failure to hold, own and possess would not, individually or in the aggregate, have a Material Adverse Effect;
(ii) the Permits are valid, in full force and effect, except for any failures to be valid or in full force and effect which would not, individually or in the aggregate, have a Material Adverse Effect; (iii) there are no proceedings pending or, to the knowledge of the Company, complaints or petitions by others, or threatened proceedings, challenging or revoking such Permits, that would, individually or in the aggregate, have a Material Adverse Effect; and
(iv) the Company and its Subsidiaries are in compliance with their respective obligations under such Permits, except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect.

         Section 9  MATERIAL CONTRACTS. (a)  Except as set forth on Schedule
3.9 hereto, none of the Company or any of its Subsidiaries is a party to any oral or written contract, commitment or agreement (i) that, other than with respect to Material Leases, obligates the Company or any Subsidiary to pay or entitles the Company or any Subsidiary to receive an amount, from and after the date hereof, of $250,000 or more annually; (ii) restricting the Company's or any Subsidiary's ability to conduct the outdoor or mall advertising business generally in any geographic location (including applicable non-competes or similar agreements); (iii) that provides for the lease, sublease, license or other similar rights of possession or occupancy of real property (as tenant, occupier or possessor) used primarily for billboard sites, pursuant to which the current net annual rent payable by the Company or any Subsidiary currently exceeds $50,000 (the "MATERIAL LEASES"); or (iv) evidences indebtedness of the Company or any Subsidiary for money borrowed (whether incurred, assumed, guaranteed or secured by any asset) and, with respect to all such contracts, commitments and agreements, except as set forth on Schedule 3.9 hereto, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to any such contract, commitments and agreements is, in breach thereof or default thereunder and there does not exist under any provision thereof, to the knowledge of the Company, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a Material Adverse Effect. Complete and correct copies of each contract, commitment and agreement set forth on Schedule 3.9 have been furnished or made available to Buyer, and, to the knowledge of the Company, all of such contracts, commitments and agreements are valid, binding and in full force and effect except for such failures to be so valid, binding and in full force and effect which, individually or in the aggregate, would not a Material Adverse Effect.

         (b) Pursuant to the terms of the Credit Agreement and the Revolving Credit Commitments or other applicable governing documents, the Obligations and any other Indebtedness of the Company and its Subsidiaries thereunder may be pre-paid by Buyer on the Closing Date pursuant to Section 6.10, subject to the notice requirements contemplated thereby.

         Section 10 TAXES. (a) The Company and the Subsidiaries have duly filed with the appropriate taxing authorities all Tax Returns required to be filed by or with respect to the Company, the Subsidiaries or any member of an affiliated group of corporations within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "CODE"), filing consolidated returns which include, or have included, the Company and its Subsidiaries (an "AFFILIATED GROUP") other than those Tax Returns which the failure to file would not have a Material Adverse Effect. Such Tax Returns are true, correct and complete in all material respects. Except as set forth on Schedule 3.10, the Company and the Subsidiaries (i) have paid in full and on time, or have made adequate provision on the Balance Sheet for, all Taxes of the Company, the Subsidiaries or any member of an Affiliated Group shown to be due on such Tax Returns, (ii) have made adequate provision on the Balance Sheet for unpaid Taxes as required by GAAP, and (iii) have not given or requested with respect to the Company, its Subsidiaries or any member of an Affiliated Group any waivers of statutes of limitations in connection with any Taxes or Tax Returns. There are no material liens for Taxes upon the assets of the Company or of the Subsidiaries except for statutory liens for current taxes not yet due and liens which, individually or in the aggregate, would not have a Material
Adverse Effect. Except as set forth on Schedule 3.10, neither the Company nor any of the Subsidiaries has any unpaid deficiency or assessment from any taxing authority with respect to Taxes or Tax Returns of the Company or any of the Subsidiaries or any member of an Affiliated Group. Neither the Company nor the Subsidiaries (i) except for the agreements, plan and arrangements listed on Schedule 3.11, has made payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate them to make any payments that will not be deductible under Code Section 280G, (ii) (A) has been a member of any Affiliated Group other than the Affiliated Group of which Company is the common parent corporation and the Affiliated Group of which Revere National Corporation ("NATIONAL") was the common parent corporation; or (B) is subject to liability for Taxes of any other person (other than Taxes of the Company or the Subsidiaries), including, without limitation, liability arising from the application of Treasury Regulation Section 1.1502-6 (or any similar provision of Tax law),
(iii) is a party to any Tax allocation or sharing agreement, (iv) has filed a consent under Code Section 341(f) concerning collapsible corporations, or
(v) except as set forth in Schedule 3.10, has any deferred intercompany income or gains or excess loss accounts within the meaning of Treasury Regulation Section 1.1502 ET SEQ. (or any similar provisions of state law). Since the acquisition by an indirect subsidiary of the Company of National, neither the Company, nor any of the Subsidiaries has undergone or will undergo an "ownership change" within the meaning of Code Section 382(g)(1) (excluding any ownership change which occurs as a result of the acquisition of all of the capital stock of the Company by Buyer under this Agreement). Except as set forth on Schedule 3.10, neither the Company nor any of its Subsidiaries has engaged in any transaction that was intended to qualify under Code Section 1031(a). Except as set forth on Schedule 3.10 (which shall set forth the nature of the proceeding, the type of return, a detailed explanation of each adverse adjustment or deficiency proposed, asserted or assessed and the amount thereof, and the taxable year in question), no adverse adjustment or deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries (or any member of the Affiliated Group for which the Company or its Subsidiaries could be liable).

         (b) For the purposes of this Agreement, "TAXES" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, sales, use, franchise, profits, service, gross receipts, capital, ad valorem, value added, transfer, inventory, capital stock, license, social security, unemployment, severance, stamp, recording, occupation, withholding, payroll, employment, excise, or property taxes and estimated taxes, water, rent and sewer service charge custom duties, fees, assessments or charges of any kind whatsoever together with interest and any penalties, fines, additions to tax or additional amounts with respect thereto required to be paid prior to the Closing Date with respect to all taxable periods or portions of taxable periods ending on or before the Closing Date.

         (c) For purposes of this Agreement, "TAX RETURN" shall mean any return, declaration, report, estimate, schedule, information return or other document (including any related or supporting information) with respect to Taxes.

         Section 11  ERISA. (a)  Neither the Company nor any of its
Subsidiaries nor any trade or business, whether or not incorporated (an "ERISA AFFILIATE") that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA maintains or contributes to any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering employees or former employees of the Company or its Subsidiaries ("PLANS"), except for the Plans listed on Schedule 3.11. Neither the Company nor any of the Subsidiaries has any formal plan or commitment to create any additional Plan or modify or change any existing Plan that would affect any current or former employee of the Company or any of its Subsidiaries. Except as set forth on
Schedule 3.11, to the knowledge of the Company and the Sellers: (i) with respect to each Plan that is neither a "multiemployer plan," as such term is defined in Section 3(37) of ERISA (a "MULTIEMPLOYER PENSION PLAN") nor an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (a "WELFARE BENEFIT PLAN") that is identified as a multiemployer plan on Schedule 3.11, (A) such Plans are in material compliance with all applicable laws, including the applicable provisions of ERISA and the Code, (B) neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty

Corporation ("PBGC") nor any other liability under Title IV of ERISA with respect to such Plans other than premiums due to the PBGC (which premiums have been paid when due) and (C) such Plans are qualified under Section 401(a) of the Code; and (ii) with respect to any Multiemployer Pension Plan:
(A) neither the Company, any of its Subsidiaries nor any ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA, (B) no event has occurred that presents a material risk of a partial withdrawal, (C) neither the Company, any of its Subsidiaries nor any ERISA Affiliate has any contingent liability under Section 4204 of ERISA, and no circumstances exist that present a material risk that any such plan will go into reorganization, and (D) the aggregate withdrawal liability of the Company, its Subsidiaries and the ERISA Affiliates, computed as if a complete withdrawal by the Company, its Subsidiaries and the ERISA Affiliates had occurred under each such Plan on the date hereof, would not have a Material Adverse Effect. No Plan that is not a Multiemployer Pension Plan is subject to Title IV of ERISA and neither the Company, any of its Subsidiaries nor any ERISA Affiliate has maintained such a Plan during the past six years. Schedule 3.11 also lists each Welfare Benefit Plan maintained by the Company or its Subsidiaries covering employees of the Company or its Subsidiaries, and as to such employee welfare benefit plans that are not identified as multiemployer plans on Schedule 3.11, either the Company or one of the Subsidiaries has filed all reports required to be filed by it with the Internal Revenue Service or with the Department of Labor or the PBGC under applicable provisions of ERISA and the Code. With respect to each of the Plans that is neither a Multiemployer Pension Plan nor a Welfare Benefit Plan identified on Schedule 3.11 as a multiemployer plan, the Company has heretofore delivered to Buyer true and complete copies of each of the following documents: (i) a copy of the Plan (including all amendments thereto); (ii) a copy of the most recent annual report, if required under ERISA; (iii) a copy of the most recent Summary Plan Description; and (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under Section 401 of the Code.

         (b) Neither the Company nor any of its Subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

         (c) Schedule 3.11 lists each: (i) agreement with any director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the business of the nature of any of the transactions contemplated by this Agreement, (B) providing any remaining term of employment in excess of one year or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee and (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any of its Subsidiaries that may be subject to the tax imposed by
Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code.

         (d) Except as set forth on Schedule 3.11, there are no pending, anticipated or, to the knowledge of the Sellers, and the Company, threatened claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

         Section 12  ENVIRONMENTAL MATTERS.  Except as disclosed in Schedule
3.12 and except as would not have a Material Adverse Effect, (a) there have been no Releases of Hazardous Materials at any time on any Company Property, or, to the knowledge of the Company, any property adjoining or adjacent to any Company Property, (b) the Company and each of its Subsidiaries are in compliance in all respects with all Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Property, (c) there are no pending or, to the knowledge of the Company, threatened Environmental Claims against the Company or any of its Subsidiaries or any Company Property,
(d) there are not any underground storage tanks located on any Company Property, except in material compliance with Environmental Laws, (e) neither the Company nor any of its Subsidiaries has caused or permitted its operations to be used to generate, manufacture, transport, treat, store, handle, dispose or process Hazardous Materials or other dangerous or toxic substances, or solid wastes except in compliance with Environmental Laws, and (f) neither the Company nor any Subsidiary has received any written notice or request for information from any governmental authority or other Person alleging that it is a potentially responsible party at any Superfund site or analogous site subject to listing, investigation or remediation under another Environmental Law.
The Company has made available to Buyer any significant environmental study, audit, or test relating to significant Company Properties prepared, to the knowledge of the Chief Executive Officer and the Chief Financial Officer of the Company, by the Company since December 22, 1994. The Company and its Subsidiaries have complied (i) with their obligations under the Remediation Agreement, dated December 22, 1994, between Revere National Corporation of Pennsylvania and the New Jersey Department of Environmental Protection, as amended by the Amendment to Remediation Agreement, dated April 13, 1995, and
(ii) with the requirements of the New Jersey Industrial Site Recovery Act with respect to the matters set forth in the third paragraph of Item (a) on
Schedule 3.12, except as would not, individually or in the aggregate, have a Material Adverse Effect.

         For purposes of this Agreement, the following terms shall have the following meanings: (A) "COMPANY PROPERTY" means any real property and improvements owned, operated or leased by the Company or any of its Subsidiaries; (B) "HAZARDOUS MATERIALS" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas and (ii) any chemicals, materials or substances defined as "solid wastes," "hazardous wastes," "hazardous substances," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law; (C) "ENVIRONMENTAL LAW" means any federal, state or local statute, law, rule, regulation, ordinance or code or judicial or administrative order or consent decree, relating to the environment, health, safety or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 ET SEQ. ("CERCLA"); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 ET SEQ.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.; the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. Section 3808 ET SEQ.; Occupational Safety and Health Act, 29 U.S.C. Section 651; (D) "ENVIRONMENTAL CLAIMS" means any and all administrative, regulatory or judicial actions, suits, claims, liens, written notices of noncompliance or violation, notice letters pursuant to
Section 104(e) of CERCLA or similar state laws, or proceedings relating to any Environmental Law (for purposes of this subclause (D), "CLAIMS") or any permit issued under any such Environmental Law, including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response or remedial actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment; and (E) "RELEASE" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

         Section 13 TRANSACTIONS WITH AFFILIATES. Except with respect to those agreements and arrangements listed in Schedule 3.13 or Schedule 3.11, transactions between the Company and its Subsidiaries, and pursuant to at-will employment arrangements, neither the Company nor any of its Subsidiaries is a party to any material transaction or series of material related transactions, whether or not in the ordinary course of business, with any Affiliate of the Company or its Subsidiaries or with any Seller.

         Section 14 BROKERS, FINDERS, ETC. Except for the services of Merrill Lynch & Co. ("MERRILL LYNCH"), the Company has not employed, and is not subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement or the sale process undergone by the Company and its financial advisors leading to this transaction who might be entitled to a fee or commission in connection with such transactions. The Company is solely responsible for any payment, fee or commission that may be due to Merrill Lynch in connection with such transactions.

         Section 15 PATENTS, TRADEMARKS AND COPYRIGHTS. The Company and the Subsidiaries possess all patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formulas and other proprietary and trade rights necessary for the conduct of their respective businesses as now conducted, except for those the absence of which would not, individually or in the aggregate, result in a Material Adverse Effect. The use by the Company or any Subsidiary of such rights in the conduct of its respective business as now conducted does not violate the rights of any third party, except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect.

         Section 16 INSURANCE. There is no claim pending for an amount in excess of $100,000 nor has there been a claim made for an amount in excess of $100,000 since January 1, 1995 under any policy of insurance or fidelity bond of any kind or nature covering the Company or any Subsidiary as to which coverage has been questioned, denied or disputed (in the case of pending claims), or denied (in the case of past claims not currently pending), by the underwriters of such policies or bonds or, in the case of pending claims, in respect of which such underwriters have reserved their rights, and all such policies are in full force and effect, except as would not have a Material Adverse Effect. The Company and the Subsidiaries have complied with the terms and conditions of all such policies and bonds, and such policies will remain in effect immediately following Closing, in either case, except as would not have a Material Adverse Effect.

         Section 17  LABOR AGREEMENTS. (a)  Except to the extent set forth in
Schedule 3.11, (i) there is no labor strike, material dispute, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Company, threatened against or affecting the business of the Company or any of its Subsidiaries and, since January 1, 1995, there has not been any such action;
(ii) to the knowledge of the Company, no union claims to represent the employees of the Company or any of its Subsidiaries; (iii) none of the employees of the Company or any of its Subsidiaries is represented by any labor organization and the Company has no knowledge of any union organizing activities among the employees of the Company or any of its Subsidiaries currently in progress or occurring; (iv) there is no grievance arising out of any collective bargaining agreement or other labor grievance procedure which, if adversely determined, would have a Material Adverse Effect; and (v) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice of the intent of any federal, state or local governmental agency responsible for the enforcement of labor or employment laws or regulations to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries.

         (b) Since January 1, 1995, neither the Company nor any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Restraining Notification Act (the "WARN ACT")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law or regulation.


                                      ARTICLE IV

                          REPRESENTATIONS AND WARRANTIES OF
                                    THE SELLERS


         As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller severally (as to himself, herself or itself and not as to any other Seller) represents and warrants, as of the date hereof and as of the Closing Date, to Buyer as follows:

         Section 1 AUTHORITY AND RELATED MATTERS. (a) Such Seller has all requisite power to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. With respect to any Seller that is a corporation or a partnership, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including without limitation the Stock Purchase, by such Seller have been duly and validly authorized by the Board of Directors or other governing body of such Seller and no other corporate or similar proceedings on the part of such Seller, and, as the case may be, its Board of Directors or other governing body or its stockholders or partners are necessary therefor. This Agreement has been duly executed and delivered by such Seller, and, assuming the due execution hereof by each of the Company, Buyer and the other Sellers, this Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application. With respect to any Seller that is a corporation or a partnership, such Seller, to the extent applicable, is duly organized, validly existing and in good standing under the laws of its state of organization.

         (b) Such Seller is the record and beneficial owner of the aggregate number of shares of Common Stock or Non-voting Common Stock, as the case may be, listed opposite its respective name on Schedule 2.1 hereto. In addition, if such Seller is designated on Schedule 2.1 hereto as holding Options, such Seller will, at the Closing, also be the record and beneficial owner of that number of shares of Common Stock equal to that number of Options listed opposite such Seller's name on such Schedule, other than with respect to any Options such Seller does not exercise and which are terminated pursuant to Section 6.9 hereof. Except for this Agreement and the transactions contemplated hereby, and except as disclosed on Schedules 3.2 and 2.1, there are no agreements, arrangements, warrants, options, puts, calls, rights or other commitments or understandings of any character to which such Seller is a party or by which any of his, her or its respective assets is bound and relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any shares of Common Stock, Non-voting Common Stock or other capital stock of the Company or other securities convertible into capital stock of the Company. Upon consummation of the Stock Purchase at the Closing, as contemplated by this Agreement, good title to the Securities to be sold by such Seller will be delivered to Buyer, free and clear of any Encumbrances.

         (c) Except as described in Section 4.1(d) hereof, neither the execution and delivery by such Seller of this Agreement nor the consummation by such Seller of the transactions contemplated hereby will violate, conflict with, result in (or with the passage of time would result in) a breach of the terms, conditions or provisions of, or constitute a default (with or without notice or lapse of time, or both), an event of default or an event creating rights of acceleration, amendment, termination or cancellation or a loss of rights under, or result in (or with the passage of time or notice would result in) the creation or imposition of any Encumbrance upon any of such Seller's Securities or any of the assets or properties of such Seller under any certificate of incorporation, by-laws, trust agreement, partnership agreement, the Stockholders Agreement or certificate of partnership or other constitutive documents of such Seller, any note, instrument, agreement, mortgage, lease, license, franchise, Permit or judgment, order, award or decree to which such Seller is a party (other than the Management Notes and Stock Pledge Agreements) or by which such Seller or any Securities of such Seller are bound, or any statute, other law or regulatory provision affecting such Seller or any Securities of such Seller.

         (d) No registrations, filings, applications, notices, consents, approvals, orders, qualifications, authorizations or waivers are required to be made, filed, given or obtained by such Seller (or, by reason of facts pertaining to such Seller, on the part of Buyer) with, to or from any Persons (including governmental authorities) in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) those set forth on Schedule 4.1, (ii) filings under the HSR Act, (iii) those that become applicable solely as a result of the specific regulatory status of Buyer or its Affiliates, or (iv) those that the failure to make, file, give or obtain would not, individually or in the aggregate, impair or delay the consummation of the Stock Purchase by such Seller.

         Section 2  BROKERS, FINDERS, ETC.  Except as set forth in Section
3.14, such Seller has not employed, and is not subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement or the sale process undergone by such Seller and its financial advisors leading to this transaction who might be entitled to a fee or commission in connection with such transactions. The Company is solely responsible for any payment, fee or commission that may be due to Merrill Lynch in connection with the transactions contemplated hereby.


                                      ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF BUYER


         As an inducement to the Company and each of the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers as follows:

         Section 1 INCORPORATION; AUTHORIZATION; ETC. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Buyer has all requisite corporate power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of Buyer's obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings or actions on the part of Buyer, its Board of Directors or stockholders are necessary therefor. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the certificate of incorporation or by-laws or similar organizational instrument of Buyer, (ii) except as disclosed in Schedule 5.1 hereto, violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of Buyer's assets or properties pursuant to, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Buyer is a party or by which any of its assets are bound, or
(iii) violate or conflict with any other law, order, judgment or ruling of any governmental authority to which Buyer is subject, that, in the case of clauses (ii) and (iii), would, individually or in the aggregate, have a material adverse effect on the Business Condition of Buyer, or would impair or delay consummation of the Stock Purchase. This Agreement has been duly executed and delivered by Buyer, and, assuming the due execution hereof by the Company and each of the Sellers, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.

         Section 2 BROKERS, FINDERS, ETC. Buyer has not employed, and is not subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from any Seller or the Company in connection with such transactions.

         Section 3 APPROVALS, OTHER AUTHORIZATIONS, CONSENTS, REPORTS, ETC. No registrations, filings, applications, notices, consents, approvals, orders, qualifications or waivers are required to be made, filed, given or obtained by Buyer (or, by reason of facts pertaining to the Buyer, on the part of the Company or any Seller) with, to or from any Persons (including governmental authorities) in connection with the consummation of the Stock Purchase, except for (i) those set forth on Schedule 5.3, (ii) filings under the HSR Act, or (iii) those that the failure to make, file, give or obtain would not, individually or in the aggregate, either have a material adverse effect on the Business Condition of Buyer or impair or delay consummation of the Stock Purchase by Buyer.

         Section 4 ACQUISITION OF SECURITIES FOR INVESTMENT. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Securities. Buyer confirms that the Company and the Sellers have made available to Buyer the opportunity to ask questions of the officers and management employees of the Company and to acquire additional information about the business and financial condition of the Company and its Subsidiaries. Buyer is acquiring the Securities for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Securities. Buyer agrees that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act.

         Section 5 LITIGATION. There are no pending or, to the knowledge of Buyer, threatened actions, suits or proceedings, either at law or in equity, which would have a material adverse impact on Buyer's Business Condition or otherwise impair or delay consummation of the Stock Purchase.

         Section 6 FINANCIAL CAPABILITY. Buyer will have on the Closing Date and immediately prior to the Closing, funds sufficient to consummate the transactions contemplated hereby.

                                      ARTICLE VI

                     COVENANTS OF THE COMPANY, SELLERS AND BUYER


         Section 1 INVESTIGATION OF BUSINESS; ACCESS TO PROPERTIES AND RECORDS. (a) After the date hereof, the Company and its Subsidiaries shall afford to representatives of Buyer reasonable access to their respective offices, properties, officers, employees, accountants, auditors and other representatives, books and records during normal business hours in order that Buyer may continue to have the opportunity to investigate the affairs of the Company and its Subsidiaries, including access to the properties, plants and facilities of the Company and its Subsidiaries to conduct environmental studies to the extent reasonably requested by Buyer; PROVIDED, HOWEVER, that such investigation shall not unreasonably disrupt the personnel and operations of the Company or any of its Subsidiaries. If, at or prior to the Closing, any party hereto discovers any fact or circumstance that would constitute a breach of any representation, warranty, covenant or agreement contained in this Agreement or any circumstance or condition that upon Closing would constitute such a breach, the parties hereto covenant that they will promptly so inform the other parties hereto in writing.

         (b) Any information provided to Buyer or its representatives pursuant to this Agreement shall be held by Buyer and its representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement dated September 16, 1996 by and between the Company and Universal Outdoor Holdings, Inc., which is hereby incorporated in this Agreement as though fully set forth herein. Following the Closing each Seller shall hold in confidence all knowledge and information of a secret or confidential nature with respect to the business of the Company and the Subsidiaries and shall not disclose or publish the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of the Agreement by such Seller or except as otherwise required by law.

         (c) Buyer agrees to (i) hold all of the books and records of the Company and its Subsidiaries existing on the Closing Date and not to destroy or dispose of any thereof for a period of six (6) years from the Closing Date or such longer time as may be required by law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least 60 days prior to such destruction or disposition to surrender them to MLCP (or MLCP's successors or assigns) and (ii) following the Closing Date to afford MLCP (or MLCP's successors or assigns), its accountants and counsel, during normal business hours, full access to such books, records and other data and to the employees of Buyer and the Company and any of its Subsidiaries to the extent that such access may be reasonably required for any legitimate purpose at no cost to MLCP (other than for reasonable out-of-pocket expenses); PROVIDED, HOWEVER, that nothing herein shall limit any of MLCP's or any Seller's rights of discovery.

         (d) The Company agrees to provide such financial and other relevant information as Buyer may reasonably request with respect to the Company and its Subsidiaries in connection with, among other things, capital market transactions and any disclosure obligations of the Buyer or its Affiliates under federal securities and other applicable law and that, upon reasonable advance written notice to the Company, such financial and other relevant information may be disclosed by Buyer and its Affiliates to the extent reasonably appropriate, including in connection with capital market transactions, filings required pursuant to federal securities and other applicable law.

         Section 2 EFFORTS; OBTAINING CONSENTS. (a) Subject to the terms and conditions herein provided, the Company, each of the Sellers and Buyer each agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing, including using its reasonable best efforts
(i) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts, (ii) to obtain all consents, approvals and authorizations that are required to be obtained under any applicable law or regulation (the "GOVERNMENT CONSENTS"),
(iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (iv) to effect all necessary registrations and filings as promptly as practical including, but not limited to, filings under the HSR Act and submissions of information requested by governmental authorities (the "GOVERNMENT FILINGS"), and (v) to fulfill all conditions to this Agreement. The Company, each of the Sellers and Buyer further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use their respective reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

         (b) The Company and the Sellers, on the one hand, and Buyer, on the other hand, shall promptly inform the other of any material communication from the United States Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority regarding any of the transactions contemplated hereby. If any such party or any Affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Buyer will advise the Company and Sellers promptly in respect of any understandings, undertakings or agreements (oral or written) which Buyer proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated hereby.

         (c) All filing fees required in connection with the application for or prosecution of the Government Consents and the Government Filings shall be borne by the Buyer. All other fees, expenses and disbursements (including the costs of preparation of any such filings) incurred in connection with the Government Consents and the Government Filings shall be borne by the Buyer if incurred by or on behalf of the Buyer and by the Company if incurred by or on behalf of the Company or the Sellers.

         Section 3 FURTHER ASSURANCES. The Company, Sellers and Buyer agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement.

         Section 4 CONDUCT OF BUSINESS. (a) Subject to Section 6.4(b) hereof, the Company shall, and shall cause each of its Subsidiaries to, operate and carry on its business only in the ordinary course consistent with past practice, except as otherwise contemplated by this Agreement or consented to in writing by Buyer. In furtherance and not in limitation of the foregoing, the Company shall, and shall cause each of its Subsidiaries to, use reasonable efforts consistent with good business practice to (i) keep and maintain its respective assets and properties in normal operating condition and repair, and (ii) maintain the business organization of the Company and the Subsidiaries intact and preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with them.

         (b)  Except as contemplated by this Agreement or as set forth in
Schedule 6.4(b), the Company shall not, and shall not cause or allow any Subsidiary to, without the prior approval in writing of Buyer:

         (i)  amend its certificate of incorporation or by-laws;

         (ii) issue or agree to issue (by the issuance or granting of options, warrants or rights to purchase Common Stock or Non-voting Common Stock or other capital stock of the Company or otherwise) any shares of Common Stock or Non-voting Common Stock or other capital stock of the Company, any securities exchangeable for or convertible into Common Stock or Non-voting Common Stock or other capital stock of the Company, or any other securities, other than pursuant to the exercise of outstanding Options, PROVIDED that each Seller who holds Options agrees that no Options may be exercised in the 5 business days immediately preceding and including the Closing Date;

         (iii) split, combine or reclassify any shares of the Common Stock or Non-voting Common Stock or other capital stock of the Company or declare, set aside or pay any dividends or make any other distributions (whether in cash, stock or other property) in respect of the Common Stock or the Non-voting Common Stock or other capital stock of the Company;

         (iv) redeem, purchase or otherwise acquire for any consideration (other than pursuant to the terms of the Stockholders' Agreement) (A) any outstanding shares of its capital stock or securities carrying the right to acquire, or which are convertible into or exchangeable or exercisable for, with or without additional consideration, such stock, (B) any other securities of the Company or any Subsidiary, or (C) any interest in any of the foregoing;

         (v) (A) incur any indebtedness for borrowed money which exceeds $1,000,000 in the aggregate, except (1) Revolving Credit Loans (as such term is defined in the Credit Agreement) consistent with past practice or
    (2) pursuant to the terms of the Stockholders' Agreement or otherwise in the ordinary course of business, or (B) amend, supplement or otherwise modify any of the terms of the Credit Agreement, or any other instrument or agreement evidencing indebtedness for borrowed money in excess of $1,000,000 of the Company or its Subsidiaries;

         (vi) make any acquisition or disposition (or series of related acquisitions or dispositions) of stock or assets of any entity in excess of $250,000;

         (vii) merge or consolidate with any corporation or other entity, or adopt a plan of complete or partial liquidation, dissolution, bankruptcy, restructuring, recapitalization or other reorganization;

         (viii) transfer, sell or dispose of any material assets other than in the ordinary course of business;

         (ix) make any investment in any entity that is not a Subsidiary, except as required by non-waivable provisions of applicable law or pursuant to any existing agreements set forth on Schedule 6.4(b);

         (x) relinquish any material right or privilege of the Company or its Subsidiaries without either adequate consideration or a reasonable business purpose;

         (xi) enter into, amend or supplement any employment, severance, termination or other similar agreement or employee benefit plan, including any of the Plans, or make any changes in the compensation, severance or termination payable or to become payable to any of its officers, directors, employees, agents or consultants (other than planned annual increases in the rates of compensation to employees who are not officers or directors of the Company in the ordinary course of business);

         (xii) mortgage, pledge, or otherwise voluntarily encumber any material part of its assets, tangible or intangible, other than pursuant to the Credit Agreement;

         (xiii) make any material and adverse changes in its customary method of operations, including marketing and pricing policies and maintenance of business premises, fixtures, furniture and equipment and its accounting policies;

         (xiv) modify, amend or cancel any of its existing material leases or enter into any material contracts, agreements, leases or understanding, other than in the ordinary course of business;

         (xv) enter into, amend or supplement any collective bargaining agreement, except as required by law, in which case such entrance, amendment or supplement shall be subject to the reasonable approval of Buyer;

         (xvi) pay, discharge or otherwise satisfy any material claim, liability or obligation (including to the Sellers) except in the ordinary course of business and consistent with past practice;

         (xvii) make any Tax election or settle or compromise any income tax liability, in the case of any of the foregoing, material to the business, financial condition or results of operations of the Company or its Subsidiaries, without the reasonable consent of Buyer, which will not be unreasonably withheld;

         (xviii)   enter into any transaction, arrangement or agreement with
    any Seller or any Affiliate of the Sellers, other than those entered into in the ordinary course of business and on arms-length terms; or

         (xix) agree, commit or resolve to do or authorize any of the foregoing.

         Section 5 PUBLIC ANNOUNCEMENTS. No press release or announcement concerning the transactions contemplated hereby shall be issued by the Company, Buyer or any Seller without the prior consent of Buyer and the Company, except as such release or announcement may be required by law, rule or regulation, in which case the party required to issue the release or announcement shall allow Buyer and the Company reasonable time to comment on such release or announcement in advance of its issuance.

         Section 6 NON-SOLICITATION OF EMPLOYEES. If this Agreement is terminated, Buyer will not, and if the Closing occurs, the Sellers will not, for a period of three years thereafter, without the prior written approval of the Company, solicit any person who is an employee of the Company or any of its Subsidiaries, at the date hereof or at any time hereafter that precedes such termination or Closing (as the case may be), to terminate his or her employment with the Company or any of its Subsidiaries. Buyer and each of the Sellers agree that any remedy at law for any breach by it of this Section 6.6 would be inadequate, and the Company would be entitled to injunctive relief in such a case. If it is ever held that the restriction placed on Buyer or the Sellers by this Section 6.6 is too onerous and is not necessary for the protection of the Company, Buyer and each of the Sellers agree that any court of competent jurisdiction may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect the Company.

         Section 7 STOCKHOLDERS AGREEMENT. In connection with the transactions contemplated by this Agreement, the Company and the Sellers agree that the Tag-Along Rights (as such term is defined in the Stockholders' Agreement) and the rights of first refusal set forth in Section 2.3 of the Stockholders' Agreement shall not apply to the consummation of the Stock Purchase, and that, effective as of, and contingent upon, the consummation of the Stock Purchase, the Stockholders' Agreement is hereby amended to provide that it shall terminate as of the Closing.

         Section 8 MANAGEMENT NOTES. A true and complete list of each Management Investor that has executed a Management Note in favor of the Company, and the principal amount outstanding under such Management Note as of the date of this Agreement, are set forth in Schedule 2.1 under the column "Management Notes Outstanding". Buyer, the Company and each such Management Investor agree that at the Closing the following will occur simultaneously: (i) each Management
Note shall be cancelled, the indebtedness represented thereby shall be fully discharged, and the related Stock Pledge Agreement shall be terminated, and (ii) Buyer shall be entitled to set-off the amount of principal outstanding under, and the amount of accrued and unpaid interest on, each such Management Note as of the Closing Date against the purchase price for each such Management Investor's Securities.

         Section 9 COMPANY OPTION PLAN. (a) The number of shares of Common Stock subject to outstanding Options held by each Seller as of the date hereof is set forth in Schedule 2.1 under the column "Number of Shares Subject to Options Owned." Buyer, the Company and each Seller that holds Options as of the date hereof agree that (A) such Seller will not exercise any Options in the 5 business days immediately preceding and including the Closing Date, and (B) at the Closing the following will occur simultaneously: (i) subject to the payment of the amounts required pursuant to Section 6.9(b), Buyer shall pay to each Seller the Share Purchase Price for each share of Common Stock subject to the Options held by such Seller (to the extent not theretofore exercised, terminated or cancelled), less the aggregate exercise price of such Options (to the extent not theretofore exercised, terminated or cancelled) held by such Seller, and
(ii) the Option Plan and each Option and the related agreement pursuant to such Option Plan held by such Seller shall be terminated.

         (b) Buyer, the Company and each Seller that holds Options as of the date hereof agree that (i) after the close of business on the day prior to the date that is expected to be the Closing Date, the Company shall deliver to each such Seller a notice setting forth the aggregate amount of any Federal, state or local taxes required to be withheld from such Seller with respect to the transactions contemplated by Section 6.9(a) at the Closing (the "WITHHOLDING TAX"); (ii) each such Seller whose Options are terminated at the Closing pursuant to Section 6.9(a) shall, at the Closing, deliver to the Company a check, made payable to the order of the Company, in the amount of the Withholding Tax (unless the Company and such Seller agree to offset such amounts against amounts due hereunder); and (iii) as to each such Seller the Company shall, and Buyer shall cause the Company to, pay the appropriate portion of the Withholding Tax to the respective Federal, state or local tax authorities within the period prescribed by law.

         Section 10 REPAYMENT OF INDEBTEDNESS. On the Closing Date, simultaneously with the Closing, Buyer shall cause all outstanding Obligations to be paid in full, and the Company shall terminate the Revolving Credit Commitments.

         Section 11 DIRECTORS' AND OFFICERS' INDEMNIFICATION. The provisions of the certificate of incorporation and by-laws of the Company and of each Subsidiary concerning elimination of liability and indemnification of directors and officers shall not be amended in any manner that would adversely affect the rights thereunder of any person that is as of the date hereof an officer or director of the Company or of any such Subsidiary. At the Closing, Buyer shall assume and become liable for, jointly and severally with the Company and each Subsidiary, any liability and all obligations of the Company and each Subsidiary under such provisions.

         Section 12 NO SHOP. Each Seller and the Company and its Subsidiaries (and each of their respective directors, officers, employees, advisors, representatives, agents or Affiliates) shall not, directly or indirectly, encourage, engage in, solicit or initiate any discussions or negotiations with, or provide any information to (except, that in the event Buyer shall be obligated by law to publicly disclose (and does so disclose) that this Agreement exists, the Sellers and the Company and its Subsidiaries may provide information to other Persons for the sole purposes of advising them of the existence of this Agreement), or negotiate or enter into any agreement or agreement in principle with, any other Person with respect to a sale of the Company or any Subsidiary, their assets (except as permitted by Section 6.4) or capital stock or any similar transaction.

         Section 13 SCHEDULE DELIVERY. The Company will prepare and deliver to Buyer five days prior to the Closing Date a schedule showing a reasonable estimate of the outstanding principal of and interest which will have accrued as of the Closing Date with respect to the Obligations and the Management Notes, and the other adjustments to the Share Purchase Price and such schedule shall be updated as of the Closing Date and such update shall be true and correct as of the Closing Date. Five days prior to the Closing Date, the Sellers shall deliver to Buyer an updated Schedule 2.1 (the "UPDATED CAPITALIZATION SCHEDULE"), revised to the extent necessary to confirm the information contained therein as of such date, including reflecting any exercise of Options that has taken place, and such schedules shall be true and correct in all respects as of such date and as of the Closing Date. Sellers shall notify Buyer of the Closing Date ten days prior to the Closing Date.

         Section 14 WORKING CAPITAL. At the Closing Date, the Company and its Subsidiaries will use its reasonable efforts to have Working Capital (as defined below) of at least $3,700,000. The Company will prepare and deliver to Buyer five days prior to the Closing Date a schedule estimating Working Capital as of such date (the "WORKING CAPITAL SCHEDULE"). Buyer shall have the opportunity to participate in the preparation of such schedule and to comment on and review such schedule. The parties hereto shall use their best efforts to resolve any disputes with respect to the Working Capital Schedule prior to the Closing Date. "WORKING CAPITAL" shall mean the difference between (i) consolidated current assets carried under the headings Accounts Receivable, Prepaid Leases and Other Current Assets (and, if the Company elects to exclude such amount from the calculation of Share Purchase Price, such amount of cash as the Company so elects) on the Company's financial statements prepared in accordance with GAAP and (ii) consolidated current liabilities carried under the headings Accounts Payable and Other Current Liabilities on the Company's financial statements prepared in accordance with GAAP. The Working Capital Schedule shall be prepared in accordance with GAAP consistently applied based upon the books and records of the Company.


                                     ARTICLE VII

                      CONDITIONS OF BUYER'S OBLIGATION TO CLOSE


         Buyer's obligation to consummate the Stock Purchase shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of all of the following conditions:

         Section 1 REPRESENTATIONS AND WARRANTIES; COVENANTS. (a) The representations and warranties of the Company contained herein shall be true in all respects as of and at the time of the Closing, except (i) for changes per-mitted or contemplated by this Agreement, (ii) to the extent that any representation or warranty is made herein as of a specified date, in which case such representation or warranty shall be true in all respects as of such specified date and (iii) for the failure of such representations and warranties to be true, when read without giving effect to any materiality qualifiers contained therein, which would not, in the aggregate, have a Material Adverse Effect; the Company shall have performed in all material respects all obligations and complied in all material respects with all covenants and other agreements required of it by this Agreement to be performed or complied with by it at or prior to the Closing; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date and signed by a senior executive officer of the Company.

         (b) The representations and warranties of the Sellers contained herein shall be true in all material respects as of and at the time of the Closing, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made herein as of a specified date, in which case such representation or warranty shall be true in all material respects as of such specified date; and each of the Sellers shall have performed in all material respects all obligations and complied in all material respects with all covenants and other agreements required of them by this Agreement to be performed or complied with by them at or prior to the Closing.

         Section 2 FILINGS; CONSENTS; WAITING PERIODS. All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed in Schedule 7.2 hereto shall have been filed, made or obtained, and all waiting periods applicable under the HSR Act shall have expired or been terminated.

         Section 3 NO INJUNCTION. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Stock Purchase.

         Section 4 RESIGNATIONS OF DIRECTORS. Prior to the Closing Date, Buyer shall notify the Company of those directors of the Company and the Subsidiaries from whom it will require resignations. The Company shall have furnished Buyer with such signed resignations, effective as of the Closing.

         Section 5 SHARE CERTIFICATES. The Sellers shall have delivered to Buyer certificates representing all of the Securities in accordance with Section
2.1 hereof.

         Section 6 EVIDENCE OF INDEBTEDNESS. (a) The Company shall have delivered to Buyer evidence that the Management Notes have been cancelled and each of the related Stock Pledge Agreements has been terminated, in each case, in accordance with Section 6.8.

         (b) Buyer shall have received evidence satisfactory to it, that all liens on the Company's and the Subsidiaries' assets and pledges of the Company's and the Subsidiaries' stock held by the several lenders pursuant to the Credit Agreement, will be released upon payment of the Obligations.

         Section 7 WORKING CAPITAL. As of the Closing Date, the Company shall have Working Capital of at least $3,700,000 and Buyer shall have received a certificate of the chief financial officer of the Company to the effect of the foregoing.

         Section 8 OFFICER'S CERTIFICATE. The Company shall have delivered to Buyer a certificate signed by the chief financial officer of the Company dated the Closing Date to the effect that the information contained in the updated schedules delivered pursuant to Section 6.13 is true, complete and correct in all respects.

         Section 9 COMPANY AFFIDAVIT. The Company shall have delivered an affidavit to the Buyer, dated as of the Closing Date, that is satisfactory to the Buyer and which satisfies the requirements of Code Section 1445(b)(3) and Treasury Regulation Section 1.1445-2(c)(3)(i).


                                     ARTICLE VIII

                      CONDITIONS TO SELLERS' OBLIGATION TO CLOSE

         Sellers' obligation to consummate the Stock Purchase is subject to the satisfaction or waiver, on or prior to the Closing Date, of all of the following conditions:

         Section 1  REPRESENTATIONS AND WARRANTIES; COV-

ENANTS. The representations and warranties of Buyer contained herein shall be true in all material respects as of and at the time of the Closing, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made herein as of a specified date, in which case such representation or warranty shall be true in all material respects as of such specified date; Buyer shall have performed in all material respects all obligations and complied in all material respects with all covenants and other agreements required of it by this Agreement to be performed or complied with by it at or prior to the Closing; and there shall have been delivered to the Company a certificate to such effect, dated the Closing Date and signed by a senior executive officer of Buyer.

         Section 2 FILINGS; CONSENTS; WAITING PERIODS. All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed in Schedule 8.2 hereto shall have been filed, made or obtained, and all applicable waiting periods under the HSR Act shall have expired or been terminated.

         Section 3 NO INJUNCTION. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Stock Purchase.

          Section 4 PURCHASE PRICE. The Sellers shall have received the purchase price for the Securities in accordance with Section 2.1 hereof, and each Seller that holds Options as of the Closing Date shall have received the payments contemplated by Section 6.9 hereof.



                                      ARTICLE IX

                                     TERMINATION


         Section 1 TERMINATION. This Agreement may be terminated at any time prior to the Closing by:

         (i) The mutual consent of the Company, the Majority Sellers and Buyer;
         (ii) Buyer in the event that any condition set forth in Article VII hereof shall not be satisfied and shall not be reasonably capable of being remedied by January 31, 1997;

         (a) The Company or the Majority Sellers in the event that any condition set forth in Article VIII hereof shall not be satisfied and shall not be reasonably capable of being remedied by January 31, 1997; or

         (b) Either the Majority Sellers or Buyer if the Closing has not occurred by the close of business on January 31, 1997; provided, however, that no party may terminate this Agreement pursuant to clause (b) or (c) above, or pursuant to this clause (d), if the failure of the applicable condition in
Article VII or VIII (as the case may be) to be satisfied or the failure of the Closing to occur on or before the date required in this Section 9.1(d) results from the willful and material breach by the Sellers or the Company in the case of a termination by the Company or the Majority Sellers, or by the Buyer in the case of a termination of the Buyer, of any covenant in this Agreement.

         Section 2 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement by a party hereto pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 6.1(b), 6.6 and 10.5 shall survive the termination of this Agreement; PROVIDED, HOWEVER, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement (other than nonwillful breaches of representations, warranties and covenants, as to which no party shall be liable hereunder).


                                      ARTICLE X

                                    MISCELLANEOUS


         Section 1 SURVIVAL PERIODS. All representations and warranties set forth in Articles III, IV (other than Section 4.1(b)) and V hereof and (except as provided by the following sentence) covenants of the parties contained in this Agreement or in any Schedule hereto, or any certificate, document or other instrument delivered in connection herewith shall terminate and cease to be of further force and effect as of the Closing. Only those covenants that contemplate actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms and to the extent so contemplated. The representations and warranties set forth in Section 4.1(b) hereof shall survive indefinitely.

         Section 2 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective against the parties that have executed and delivered the Agreement when one or more counterparts have been signed by all of the parties and delivered to Buyer and the Majority Sellers.

         Section 3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the choice of law principles thereof.

         Section 4 ENTIRE AGREEMENT. This Agreement and the Schedules hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. Except for Section 6.11, which is intended to benefit, and to be enforceable by, the Persons referred to therein whether or not parties hereto, this Agreement is not intended to confer upon any person not a party hereto (or their successors and assigns permitted by Section 10.7) any rights or remedies hereunder.

         Section 5 EXPENSES. Except as otherwise set forth in this Agreement (and except for all transfer, personal property, sales, stock transfer, gains and stamp taxes incurred in connection with this Agreement and the transactions contemplated hereby ("TRANSACTION TAXES"), which, if the Closing occurs, shall be borne by the Company at or following the Closing), all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether the Stock Purchase is or is not consummated. The Company shall be responsible for filing all applicable tax returns and other documentation with respect to all Transaction Taxes.

         Section 6 NOTICES. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to the Management Investors shall be addressed to each Management Investor at the address set forth below under such Management Investor's signature, or at such other address and to the attention of such other Person as such Management Investor may designate by written notice to the ML Investors and Buyer. Notices to the ML Investors (and the Company prior to the Closing) shall be addressed to:

                     Merrill Lynch Capital Partners, Inc.
                     c/o Stonington Partners, Inc.
                     767 Fifth Avenue, 48th Floor
                     New York, NY  10153
                     Attn.:  Alexis P. Michas
                     Telecopy No:  (212) 339-8585

                     and

                     Revere Holding Corp.
                     217 East Redwood Street
                     Suite 1450
                     Baltimore, Maryland 21202
                     Attn.:  Harrison McCawley
                     Telecopy No:  (410) 685-6488

                      with a copy to:

                     Wachtell, Lipton, Rosen & Katz
                     51 West 52nd Street
                     New York, New York  10019
                     Attn.:  Mitchell S. Presser, Esq.
                     Telecopy No:  (212) 403-2000

or at such other address and to the attention of such other Person as any ML Investor may designate by written notice to Buyer and the Management Investors. Notices to Buyer shall be addressed to:

                     Universal Outdoor Holdings, Inc.
                     321 North Clark Street
                     Suite 1010

                     Chicago, Illinois, 60610
                     Attention:  Paul G. Simon, Esq.
                     Telecopy:  (312) 664-8371

                     Kelso & Company
                     320 Park Avenue
                     24th Floor
                     New York, New York  10022
                     Attention:  James Connors, Esq.
                     Telecopy:  (212) 223-2379

                     With copies to:

                     Skadden, Arps, Slate, Meagher & Flom
                     919 Third Avenue
                     New York, New York  10022
                     Attention:  Lou R. Kling, Esq.
                     Telecopy:  (212) 735-2000

                     Winston & Strawn
                     35 West Wacker Drive
                     Chicago, Illinois  60601
                     Attenton:  Leland E. Hutchinson, Esq.
                     Telcopy:  (312) 558-5700

or at such other address and to the attention of such other Person as Buyer may designate by written notice to Sellers and the Company.

         Section 7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that neither the Company nor any Seller shall assign its rights or delegate its obligations under this Agreement without the express prior written consent of Buyer, and PROVIDED FURTHER that Buyer shall not assign its rights or delegate its obligations under this Agreement without the express prior written consent of the Majority Sellers.

         Section 8 AMENDMENTS AND WAIVERS. This Agreement, and the terms and provisions hereof, may not be modified, waived or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought (or, in the case of a waiver, by the intended beneficiary of the waived term or provision); provided, however, that the Sellers hereby agree that an amendment, waiver or modification may be enforced against all Sellers if the

Majority Sellers have signed such amendment, waiver or modification and such amendment, waiver or modification affects all Sellers in the same manner. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

         Section 9 NO IMPLIED REPRESENTATION. Notwithstanding anything contained in Article III, IV or V or any other provision of this Agreement, it is the explicit intent of each party hereto that the Company and the Sellers are making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including but not limited to any implied warranty or representation as to condition, merchantability or suitability as to any of the properties or assets of the business of the Company and its Subsidiaries. It is understood that any estimates or other predictions contained or referred to in the Schedules hereto or in the materials that have been provided to Buyer are not and shall not be deemed to be representations or warranties of Sellers.

         Section 10 CONSTRUCTION OF CERTAIN PROVISIONS. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. All covenants and agreements made by the Sellers hereunder are made severally and not jointly and no Seller is responsible for the compliance or noncompliance by any other Seller with any covenant or agreement continued herein.

         Section 11 HEADINGS; DEFINITIONS. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

         Section 12 INTERPRETATION. For the purposes of this Agreement, (a) "to the knowledge of the Company" shall mean the knowledge of the Company's executive officers, and (b) "including" shall mean "including, without limitation," unless otherwise specified.

         Section 13 REASONABLE CONSENT REQUIRED. Where any provision of this Agreement requires a party to obtain the consent, approval or other acquiescence of any other party, such consent, approval or other acquiescence shall not be unreasonably withheld or delayed by such other party.

         IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.


                                       REVERE HOLDING CORP.



                                       By: /s/ Robert McLachlin
                                           -----------------------------------
                                           Name:  Robert McLachlin
                                           Title: President



                                       UNIVERSAL OUTDOOR, INC.



                                       By: /s/ Brian T. Clingen
                                           -----------------------------------
                                           Name:  Brian T. Clingen
                                           Title: Chief Financial Officer



                                       MERRILL LYNCH CAPITAL APPRECIATION
                                       PARTNERSHIP NO. B-XXVII, L.P.



                                       By: /s/ Nathan C. Thorne
                                           -----------------------------------
                                           Name:  Nathan C. Thorne
                                           Title: Vice President



                                       ML IBK POSITIONS, INC.



                                       By: /s/ Nathan C. Thorne
                                           -----------------------------------
                                           Name:  Nathan C. Thorne
                                           Title: Vice President



                                       MLCP ASSOCIATES L.P. NO. IV



                                       By: /s/ Nathan C. Thorne
                                           -----------------------------------
                                           Name:  Nathan C. Thorne
                                           Title: Vice President



                                       MERRILL LYNCH KECALP L.P. 1994

                                       By:   /s/  Nathan C. Thorne
                                           -----------------------------------
                                           Name:  Nathan C. Thorne
                                           Title: Attorney-in-Fact



                                       ML OFFSHORE LBO PARTNERSHIP
                                       NO. B-XXVII


                                       By:   /s/  Nathan C. Thorne
                                           -----------------------------------
                                           Name:  Nathan C. Thorne
                                           Title: Vice President


                                       DALE LANG


                                           /s/  Dale Lang
                                       ---------------------------------------
                                       Address: c/o Dale Lang Communications
                                                230 Park Avenue
                                                New York, New York 10169


                                       ROBERT OLNEY


                                           /s/  Robert Olney
                                       ---------------------------------------
                                       Address: P.O. Box 223
                                                Montchanin, Delaware 19710


                                       JAMES GIBSON


                                           /s/  James Gibson
                                       ---------------------------------------
                                       Address:



                                        RONALD JENSEN


                                           /s/  Ronald Jensen
                                       ---------------------------------------
                                       Address: 1197 Kenilworth Dr.
                                                Woodbury, MN 55125

                                       ROBERT MCLACHLIN


                                           /s/  Robert McLachlin
                                       ---------------------------------------
                                       Address: 7 Maybrook Court
                                                Glen Arm, Maryland 21057



                                       DANIEL SCHULTE


                                           /s/  Daniel Schulte
                                       ---------------------------------------
                                       Address: 77 S. Woods Ln.
                                                Doylestown, PA 18901



                                       HARRISON MCCAWLEY


                                           /s/  Harrison McCawley
                                       ---------------------------------------
                                       Address: 22 Atwood Court
                                                Silver Spring, MD 20906



                                       CHARLES MARINO


                                           /s/  Charles Marino
                                       ---------------------------------------
                                       Address: 9654 Golden Road Path
                                                Columbia, MD 21046



                                       JAMES LLOYD


                                           /s/  James Lloyd
                                       ---------------------------------------
                                       Address: 3306 Hermitage Rd.
                                                Wilmington, DE 19810



                                       GARY WHITE


                                           /s/  Gary White
                                       ---------------------------------------
                                       Address: 806 Lari Dawn
                                                San Antonio, TX 78258

                                       RAUL GUZMAN


                                           /s/  Raul Guzman
                                       ---------------------------------------
                                       Address: 1102 Rosari St.
                                                Laredo, TX 78040-6208



                                       HARRY ADAMS, JR.


                                           /s/  Harry Adams, Jr.
                                       ---------------------------------------
                                       Address: 12 Luaw
                                                Rockport, Texas 78382



                                       DENNIS WELLER


                                           /s/  Dennis Weller
                                       ---------------------------------------
                                       Address: 6625 Concord Lane
                                                Salisbury, MD 21801



                                       TODD SCHWARTZROCK


                                           /s/  Todd Schwartzrock
                                       ---------------------------------------
                                       Address: 9604 Hadleigh Court
                                                Laurel, MD 20723



                                       PATRICK SHERRY


                                           /s/  Patrick Sherry
                                       ---------------------------------------
                                       Address: 4 Baker Ave.
                                                Westport, CT 06880



                                       MICHAEL QUADE


                                           /s/  Michael Quade
                                       ---------------------------------------
                                       Address: 1542 Falstone Lane
                                                Crofton, MD 21114

                                       SANDY PETERSEN


                                           /s/  Sandy Petersen
                                       ---------------------------------------
                                       Address: 10830 Factory Rd.
                                                Glen Arm, MD 21057

                                                                   Schedule 3.2



                     Subsidiaries of Revere Holding Corp.



                                                                      PERCENT
                                                                     OWNERSHIP
                                                                     ---------

OWNED BY REVERE HOLDING CORP.

Revere Acquisition Corp.                                                100%

OWNED BY REVERE ACQUISITION CORP.

Revere National Corporation                                              100%
Revere Billboard, Inc.                                                   100%
Mall Media Acquisition Corp.                                             100%

OWNED BY REVERE ACQUISITION CORP.

Revere National Corporation of Philadelphia                               88%
Revere National Corporation of Wilminton                                 100%

OWNED BY REVERE NATIONAL CORPORATION OF PHILADELPHIA

Revere National Corporation of Pennsylvania                              100%

OWNED BY MALL MEDIA ACQUISITION CORP.

Vision Digital Communications, LLC                                        80%

OWNED BY REVERE NATIONAL CORPORATION OF PENNSYLVANIA

Revere National Corporation of Philadelphia                               12%


The shares of Revere's Subsidiaries have been pledged to CIBC pursuant to the Credit Agreement, dated as of December 20, 1994, by and among Revere Holding Corp., Revere Acquisition Corp., the several lenders from time to time party thereto and Canadian Imperial Bank of Commerce, New York Agency, As Agent, as amended.

Stockholders Agreement, dated as of December 20, 1994, by and among Revere Holding Corp., the management investors listed in Schedule 1 thereto and the ML investors listed in Schedule 2 thereto, as amended

Stock Pledge Agreements, each dated December 20, 1994, by and between Revere Holding Corp. and each of: Dale Lang, Robert McLachlin, Daniel Schulte, Harrison McCawley, Charles Marino, James Lloyd, Gary White, Harry Adams, Jr., Dennis Weller and Todd Schwartzrock.